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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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Athira Pharma, Inc.

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Athira Files Definitive Proxy Statement and Mails Letter to Shareholders

Urges shareholders to vote “FOR” Athira’s highly qualified, independent director nominees – Joseph Edelman, John M. Fluke, Jr. and Grant Pickering – on the WHITE proxy card

Highlights successful execution against strategy and strong positioning for the future

BOTHELL, WA, April 5, 2022 — Athira Pharma, Inc. (NASDAQ: ATHA), a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration, today announced that it has filed its definitive proxy statement with the Securities and Exchange Commission (“SEC”) for its upcoming Annual Meeting of Shareholders scheduled to be held on May 19, 2022. Shareholders of record as of March 21, 2022 will be entitled to vote at the meeting.

In connection with the definitive proxy filing, Athira is mailing a letter to shareholders. Highlights of the letter include:

•

Athira’s leadership team is executing effectively against the company’s strategic priorities and poised to report topline results from the Phase 2 ACT-AD study by the end of the second quarter of 2022.

•

Athira is well capitalized and advantageously positioned to execute key objectives with cash on hand to fund the organization through multiple upcoming clinical milestones, including receipt of topline data for the ACT-AD, LIFT-AD and SHAPE trials.

•

Athira has systematically and thoughtfully added experience and expertise to its board in support of advancing its strategy. The company’s director nominees have the right skills and experience needed to support Athira at this critical time.

•

Richard A. Kayne’s platform is misguided and unnecessarily disruptive, and he and his nominee would not add skills or expertise that are not already well represented by the company’s highly qualified, independent directors.

•

Athira has attempted to engage constructively with Mr. Kayne to reach an amicable resolution that would enable the board and leadership to direct their resources and focus on the execution of the company’s clinical trials, instead of a costly, distracting proxy contest. Mr. Kayne has rejected Athira’s attempts to find common ground.

•	The board of directors is confident that Athira has the right strategy and the right leadership team to continue positioning the company for success.

The full text of the letter follows:

April 5, 2022

Dear Fellow Shareholders,

At our upcoming 2022 Annual Meeting of Shareholders on May 19, 2022, you will be asked to make an important decision regarding the future of your investment in Athira. One of our shareholders, Richard A. Kayne, has initiated a proxy contest to install himself and one other nominee on your board of directors. As you consider your vote, we would like to highlight the following:

•

Athira’s leadership team is executing effectively against the company’s strategic priorities and poised to report topline results from the Phase 2 ACT-AD study by the end of the second quarter of 2022.

•

Athira is well capitalized and advantageously positioned to execute key objectives with cash on hand to fund the organization through multiple upcoming clinical milestones, including receipt of topline data for our ACT-AD, LIFT-AD and SHAPE trials.

•

Athira has systematically and thoughtfully added experience and expertise to your board in support of advancing our strategy. Our director nominees have the right skills and experience needed to support Athira at this critical time.

•

Mr. Kayne’s platform is misguided and unnecessarily disruptive, and he and his nominee would not add skills or expertise that are not already well represented by our highly qualified, independent directors.

•

Athira has attempted to engage constructively with Mr. Kayne to reach an amicable resolution that would enable the board and leadership to direct their resources and focus on the execution of our clinical trials, instead of a costly, distracting proxy contest. Mr. Kayne has rejected our attempts to find common ground.

•	The board of directors is confident that Athira has the right strategy and the right leadership team to continue positioning our company for success.

We urge you to support your board by voting the WHITE proxy card today “FOR” Athira’s highly qualified director nominees – Joseph Edelman, John M. Fluke, Jr. and Grant Pickering.

ATHIRA IS ACHIEVING TARGET MILESTONES AND IS WELL-POSITIONED FOR THE FUTURE

Our highest priority is advancing our lead drug candidate, fosgonimeton, through clinical trials and securing regulatory approval for the treatment of Alzheimer’s disease (AD), which impacts as many as 35 million people worldwide. Under the current leadership team, Athira is executing well and delivering against our target milestones.

A few of our accomplishments are highlighted below. Most importantly, we are poised to report topline results from the Phase 2 ACT-AD study by the end of the second quarter of 2022, which we anticipate will validate the compelling Phase 1b P300 latency results and provide important insight into the activity and safety of fosgonimeton.

Fosgonimeton

•	Initiated an open label extension of our LIFT-AD and ACT-AD trials to allow all eligible patients to receive treatment with fosgonimeton for up to an additional 26 weeks;

•	Completed enrollment of 77 patients in our ACT-AD study in October 2021, with topline data expected by the end of the second quarter of 2022;

•	Presented development strategy and baseline demographics to date from our LIFT- AD and ACT-AD trials at the 2021 Clinical Trials on Alzheimer’s Disease (CTAD) conference;

•

Achieved above industry average enrollment in our LIFT-AD Phase 3 study, and opportunistically increased the sample size to strengthen statistical power of co-key secondary endpoints and enhance the potential for a single pivotal clinical study, with full enrollment expected in the third quarter of 2022;

•	Dosed the first patient in our SHAPE Phase 2 clinical trial of fosgonimeton in Parkinson’s disease dementia and Dementia with Lewy bodies;

•	Published results from our Phase 1 clinical trial of fosgonimeton in healthy volunteers and subjects with AD in the peer-reviewed Journal of Alzheimer’s Disease;

•

Presented preclinical data that demonstrated that the mechanism of action of the active metabolite of fosgonimeton is through positive modulation of HGF/MET and resulted in neurotrophic and procognitive effects; and

•

Presented baseline Event Related Potential (ERP) P300 latency data from our ACT-AD study at the AD/PD™ conference that showed that the study patient population enrolled in the Phase 2 trial is representative of the mild-to-moderate AD population and is appropriate to evaluate the effects of fosgonimeton on ERP P300 latency, a functional, objective measure of working memory processing speed.

Pipeline

•

Launched a Phase 1 clinical trial for ATH-1020, our novel, orally available, brain-penetrant small molecule, after receiving U.S. Food and Drug Administration clearance for the Investigational New Drug application in January 2022; and

•

Presented preclinical data at the American Society for Experimental Neurotherapeutics (ASENT) showing that ATH-1020 demonstrated neuroprotective effects, mitigated depression-like behaviors and rescued mismatch negativity response, a translatable measure of event-related potential that shows consistent and robust deficits in both rodent models and schizophrenia patients.

We are confident that we have the right strategy and leadership team to position fosgonimeton for success.

ATHIRA’S NOMINEES HAVE THE SKILLS NEEDED AT THIS CRITICAL TIME

We are committed to maintaining a best-in-class board with the right mix of skills and experience to support our business’s evolving needs. The directors up for election at the 2022 Annual Meeting – Messrs. Edelman, Fluke and Pickering – have the expertise that Athira needs for this important, pivotal chapter.

•

Mr. Edelman is the Founder, Chief Executive Officer and Portfolio Manager of Perceptive Advisors, a life-sciences focused investment firm. Since founding Perceptive in 1999, Mr. Edelman has grown its assets under management from $6 million to approximately $9.5 billion. Mr. Edelman’s experience as an investor and advisor to biotech companies for over two decades has been invaluable to the board.

•

Mr. Fluke’s extensive leadership experience and background as an investor in many successful companies has also translated into meaningful contributions to Athira’s board over time. He is the Founder and Chair of the investment firm Fluke Capital Management, L.P., and previously served as Chair and CEO of John Fluke Manufacturing Co. He has significant board experience, having served on the boards of PACCAR Inc., CellCyte Genetics Corporation, Cell Therapeutics, Primus International and American Seafoods Group.

•

Mr. Pickering has more than 30 years of experience across vaccines and immunotherapeutic drug development and commercialization and has led the successful formation and financing of multiple platform companies, including Vaxcyte, Inc., a vaccine innovation company, which he co-founded and where he currently serves as CEO. As one example of our continued engagement with Mr. Kayne, we added Mr. Pickering to the board in January 2022 after he was identified to us by Mr. Kayne.

In addition to Mr. Pickering, we have appointed two independent directors over the last year who provide the expertise that we need at this time:

•

Michael Panzara, M.D., MPH is a recognized and experienced leader in the development and commercialization of first-in-class neurology drugs who has more than 20 years of experience developing therapies for neurological disorders, including in leadership roles at Sanofi Genzyme and Biogen.

•

Barbara Kosacz has a wealth of legal experience counseling biopharma clients as a former Partner and Head of the International Life Sciences Practice at Cooley LLP, a leading international law firm, and in her current role as Chief Operating Officer and General Counsel of Kronos Bio.

Together, Athira’s directors bring significant experience and expertise in clinical development, the regulatory approval process, drug commercialization, finance and financial planning, capital allocation, business development, legal and risk management, and investment management. We remain committed to continuing to build on the deep industry, R&D and commercialization expertise of the board and leadership team.

Given the breadth of experience represented on Athira’s board, Messrs. Kayne and Bickerstaff would not add additional skills or diversity to our board. Their stated skillsets are already well represented among our directors.

ATHIRA IS LOOKING TO THE FUTURE AND FOCUSED ON DELIVERING FOR SHAREHOLDERS;

MR. KAYNE IS STUCK IN THE PAST

The board welcomes constructive input from all shareholders and has engaged extensively with Mr. Kayne. We have proposed a number of potential pathways to Mr. Kayne that would enable us to resolve our disagreements without a costly and distracting proxy contest.

Instead of looking forward, Mr. Kayne has pushed Athira to resume a formal relationship with his current business partner and the company’s former CEO, Leen Kawas, Ph.D. Dr. Kawas resigned as CEO and stepped down from the board in October 2021 after an investigation, led by an independent board committee, found that she altered images in her 2011 doctoral dissertation and in at least four research papers that she co-authored while a graduate student at Washington State University (WSU). WSU has also undertaken a review of these claims of research misconduct. We cannot predict when WSU’s investigation will be completed or what conclusions WSU will reach. The board believes that ending Dr. Kawas’s relationship with Athira was and remains in the best interests of Athira and our shareholders.

Athira is now led by Mark Litton, Ph.D., M.B.A. Dr. Litton has over 25 years of experience in the biopharmaceutical industry, serving in C-suite roles at three publicly traded companies. Prior to his appointment as our President and Chief Executive Officer and as a director, Dr. Litton carried out the day-to-day responsibilities of President and CEO of Athira since June 2021, and served as our Chief Operating Officer since July 2019.

Contrary to Mr. Kayne’s assertions on stock price performance under current leadership, from the day that Dr. Kawas resigned and Dr. Litton was appointed CEO (October 21, 2021) through the day that Athira filed its preliminary proxy statement publicly disclosing Mr. Kayne’s director nominations (March 25, 2022), our stock price increased by approximately 32%, while the SPDR S&P Biotech ETF (XBI) index decreased by approximately 28%.

PROTECT THE VALUE OF YOUR INVESTMENT

VOTE “FOR” ATHIRA’S THREE NOMINEES ON THE WHITE PROXY CARD TODAY

The board and leadership team are focused on doing what is right for Athira, our shareholders and our patients and their caregivers. We look forward to continuing to engage with you as we work to advance fosgonimeton through clinical trials and ultimately bring this potentially transformative medicine to patients.

Your vote at the Annual Meeting is especially important. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. We urge you to use the enclosed WHITE proxy card to vote today “FOR” Athira’s three director nominees: Joe Edelman, John Fluke and Grant Pickering.

Please do not vote using any blue proxy cards you may receive from Mr. Kayne — even as a “protest vote.” Any vote on Mr. Kayne’s blue proxy card will revoke your prior vote on a WHITE proxy card. Only your latest-dated proxy counts.

A vote “FOR” our three director nominees will help ensure that we have a board that is able to continue our positive momentum and create lasting shareholder value. We are grateful for your investment in Athira and will continue to work hard to deliver on our promise to you and our patients.

Thank you for your continued support,

Your Athira board of directors

YOUR VOTE IS IMPORTANT!

Follow the instructions on the enclosed WHITE proxy card to vote by telephone, by internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the WHITE “VOTE NOW” button in the accompanying email.

Please simply disregard any blue proxy cards that you may receive from Richard Kayne.

If you have questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, at:

1 (877) 456-3510 (toll-free from the U.S. and Canada)

or

+1 (412) 232-3651 (from other locations)

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to Athira. Wilson Sonsini Goodrich & Rosati, P.C. is serving as legal advisor to Athira.

About Athira Pharma, Inc.

Athira Pharma Inc., headquartered in the Seattle area, is a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration. Athira aims to provide rapid cognitive improvement and alter the course of neurological diseases with its novel mechanism of action. Athira is currently advancing its lead therapeutic candidate, fosgonimeton, a novel small molecule for Alzheimer’s and Parkinson’s disease dementia and Dementia with Lewy bodies. For more information, visit www.athira.com. You can also follow Athira on Facebook, LinkedIn and @athirapharma on Twitter and Instagram.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding fosgonimeton as a potential treatment for Alzheimer’s disease, Parkinson’s disease dementia, Dementia with Lewy bodies, and other dementias; Athira’s platform technology and potential therapies; future development plans; clinical and regulatory objectives and the timing thereof, including the timing of the ACT-AD and LIFT-AD clinical trials and the timing of the Phase 2 clinical trial of fosgonimeton for treatment of Parkinson’s disease dementia; interactions with regulators and the timing thereof, including anticipated timing of IND or equivalent submissions; expectations regarding the potential efficacy and commercial potential of Athira’s product candidates; the anticipated reporting of data; and Athira’s ability to advance its product candidates into later stages of development. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “on track,” “would,” “expect,” “plan,” “believe,” “intend,” “pursue,” “continue,” and other similar expressions, among others. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the preliminary data for Athira’s fosgonimeton product candidate from the Phase 1a/b trials will not continue or persist in current or planned clinical trials; cessation or delay of any of the ongoing clinical trials and/or Athira’s development of fosgonimeton and other product candidates may occur; future potential regulatory milestones of fosgonimeton and other product candidates, including those related to current and planned clinical studies may be insufficient to support regulatory submissions or approval; the impact of the COVID-19 pandemic on Athira’s business, research and clinical development plans and timelines and results of operations, including impact on Athira’s clinical trial sites and contractors who act for or on Athira’s behalf, may be more severe and more prolonged than currently anticipated; the regulatory process for Athira product candidates; the outcome of legal proceedings that have been or may in the future be instituted against us and certain of our directors and officers; clinical trials may not demonstrate safety and efficacy of any of Athira’s product candidates; Athira’s assumptions regarding the sufficiency of its cash, cash equivalents and investments to fund its planned operations may be incorrect; Athira’s research and development efforts and its ability to advance product candidates into later stages of development may fail; any one or more of Athira’s product candidates may not be successfully developed, approved or commercialized; adverse conditions in the general domestic and global economic markets; the impact of competition; while P300 latency is a functional measure that is highly correlated with cognition, Athira may not successfully establish a connection between these P300 latency results and improved cognition; regulatory agencies may be delayed in reviewing, commenting on or approving any of Athira’s clinical development plans as a result of the COVID-19 pandemic, which could further delay development timelines; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; the impact of new or changing laws and regulations; as well as the other risks detailed in Athira’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Athira undertakes no obligation to update forward-looking statements. Athira may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the forward-looking statements.

Investor & Media Contact:

Julie Rathbun

Athira Pharma

Julie.rathbun@athira.com

206-769-9219

Andy Brimmer / Jamie Moser / Melissa Johnson

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449